Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Power Introduces PowerBloc1 in Response to Industry Demand

Extends and Expands Relationship with CleanSpark;

Declares One-Time Special Cash Dividend of $0.12 per Common Share

Fort Lee, NJ, June 2, 2021 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer Power" or the "Company"), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced that it has extended and expanded its agreement with CleanSpark, Inc. (Nasdaq: CLSK) (“CleanSpark”).

The Company also announced that it has launched a new integrated power systems solution, PowerBloc1, to address customer needs in the rapidly growing electric vehicle (“EV”) charging infrastructure market.

In addition, the Company’s Board of Directors has declared a one-time special cash dividend of $0.12 per common share. The special dividend will result in an aggregate distribution slightly exceeding $1 million based on the current number of shares outstanding.

Extends and Expands Distribution Agreement with CleanSpark

The Company signed a Distribution Agreement with CleanSpark, a diversified energy software, services and clean bitcoin mining company, that extends and expands the relationship between the two companies beyond their original agreement to the end of 2023. As part of this new agreement, Pioneer Power has expanded rights to use CleanSpark’s proprietary software, mPulse and GridFabric OpenADR solution and bundle it with PowerBloc, Pioneer’s integrated charging and power solution for EV infrastructure. In addition, CleanSpark received expanded rights to serve as a preferred distributor of PowerBloc.

Introduces PowerBloc, a Customizable ‘Grid-on-a-Skid’

The introduction of PowerBloc, which is supported by further investment in product dedicated sales and engineering talent, marks a strategic pivot for the future direction of Pioneer Power. PowerBloc is a solution engineered in response to increasing requests by EV infrastructure providers for a rapidly deployable, and customized product.

In addition, PowerBloc provides future adaptability to an EV charging site allowing for easy connection of on-site solar, wind, peak shaving or back-up generation.

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[1] Trademark Pending

Nathan Mazurek, Pioneer Power's Chairman and Chief Executive Officer, said, “We are pursuing this new market opportunity with EV charging as a direct response to requests from EV charging equipment and service providers. Many large electric vehicle infrastructure projects require equipment and engineering knowledge to manage the scale and complexity of their power requirements. Our decades of experience designing, integrating, and managing highly engineered power solutions enabled us to develop PowerBloc, our “Grid-on-a-Skid,” as a direct response to the power challenges of the EV charging market.

Dividend Declared

On June 1, 2021, the Company’s Board of Directors declared a one-time special cash dividend of $0.12 per common share. The dividend will be paid on July 7, 2021 to shareholders of record as of June 22, 2021. The dividend will be funded with surplus cash on the Company’s balance sheet.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company’s principal products include switchgear and engine-generator controls, complemented by a national field-service network to maintain and repair power generation assets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

About CleanSpark

CleanSpark, Inc., a Nevada corporation, is in the business of providing advanced software, controls and technology solutions to solve modern energy challenges. CleanSpark has a suite of software solutions that provides end-to-end microgrid energy modeling, energy market communications, and energy management solutions. CleanSpark's offerings consist of intelligent energy monitoring and controls, intelligent microgrid design software, middleware communications protocols for the energy industry, energy system engineering, custom hardware solutions, microgrid installation and implementation services, traditional data center services and software consulting services. The Company and its subsidiaries also own and operate a fleet of Bitcoin miners at its facility outside of Atlanta, Georgia. More information at www.cleanspark.com

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on a single customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the fact that the Company’s chairman, who controls a majority of the Company’s voting power, may develop interests that diverge from yours, (xii) the liquidity and trading volume of the Company’s common stock and (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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